Exhibit 23.5

September 3, 2019

UNITED AIRLINES, INC.

233 South Wacker Drive

Chicago, IL 60606

Re:	Preliminary Prospectus Supplement, dated September 3, 2019, to the Prospectus dated December 1, 2017, included in Registration

Statement No. 333-221865 of United Airlines, Inc. and United

Continental Holdings, Inc.

Ladies and Gentlemen:

We consent to the use of the report, dated as of August 28, 2019 prepared by us with respect to the aircraft referred to in the Preliminary Prospectus Supplement referred to above, to the summary of such report in the text under the headings “Prospectus Supplement Summary—Equipment Notes and the Aircraft”, “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value” and “Description of the Aircraft and the Appraisals—The Appraisals” in such Preliminary Prospectus Supplement and to the references to our name under the headings “Description of the Aircraft and the Appraisals—The Appraisals” and “Experts” in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

Sincerely,

MORTEN BEYER & AGNEW, INC.

/s/ David Tokoph
Name:	David Tokoph
Title:	President & CEO